FORM 5

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

     Nicholas J. Willmott
     c/o Jones Lang LaSalle Incorporated
     200 East Randolph Drive
     Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

     Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

     2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)

( ) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

     SENIOR VICE PRESIDENT AND GLOBAL CONTROLLER
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7.  Individual or Joint/Group Filing (Check applicable line)

(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person
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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)

     Common Stock
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2.  Transaction Date (Month/Day/Year)

     (i)   6/29/01
     (ii)  12/31/01
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


3.  Transaction Code (Instr.8)

     (i) J, purchase under Stock Purchase Plan exempt pursuant to Rule 16b-3(c)
     (i) J, purchase under Stock Purchase Plan exempt pursuant to Rule 16b-3(c)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     (i)   538, A, $11.22
     (ii)  481, A, $10.92
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5.  Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year
    (Instr. 3 and 4)

     1,019
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

     D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of Derivative Security (Instr. 3)

     (i)   Grant of Restricted Stock Units
     (ii)  Option to Purchase Shares of Common Stock
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2.  Conversion or Exercise Price of Derivative Security

     (i)   $13.50
     (ii)  $13.00
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3.  Transaction Date (Month/Day/Year)

     (i)   1/1/01
     (ii)  5/11/01
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4.  Transaction Code (Instr. 8)

     (i)   A
     (ii)  A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

     (i)   1,019, A
     (ii)  2,000, A
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

     (i) Vests with respect to one-half of the shares eighteen and thirty months from the date of grant.
     (ii) Date Exercisable - Vests and becomes exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of grant.
           Expiration Date - 5/11/08
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


7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

     (i)   Common Stock, 1,019 Shares
     (ii)  Common Stock, 2,000 Shares
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8.  Price of Derivative Security (Instr. 5)

     N.A.
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

     9,019
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

     D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:









/s/ Gordon G. Repp as Attorney-in-Fact            February 7, 2002
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**SIGNATURE OF REPORTING PERSON                         Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).